PROSPECTUS SUPPLEMENT DATED OCTOBER 1, 1999
TO PROSPECTUS DATED MAY 8, 1998

                                  $150,000,000

                                     [LOGO]

                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2005
                               ------------------

    THIS PROSPECTUS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS DATED MAY 8, 1998 (THE "PROSPECTUS"). THE SELLING HOLDERS TABLE ON PAGE 66 OF THE PROSPECTUS IS HEREBY SUPPLEMENTED TO INCLUDE ADDITIONAL SELLING HOLDERS AS INDICATED IN THE FOLLOWING TABLE:

                                                                                              NUMBER OF SHARES OF
                                                                            AGGREGATE            COMMON STOCK
                                                                         PRINCIPAL AMOUNT        ISSUABLE UPON
                                                                        OF NOTES OWNED AND    CONVERSION OF NOTES
NAME OF SELLING HOLDERS                                                  THAT MAY BE SOLD     THAT MAY BE SOLD(1)
----------------------------------------------------------------------  ------------------  -----------------------
Amoco Corporation Master Trust........................................     $    975,000(2)            34,391
Hotel Union & Hotel Industry of Hawaii................................          300,000               10,582
Jefferies & Co. Inc...................................................           20,000                  705
Kapiolani Health......................................................           60,000                2,116
Pepperdine University Pool A#1........................................          105,000                3,703
PGEP IV, LLC..........................................................           90,000                3,174
Tracor Inc. Employees Retirement Plan.................................          140,000                4,938
Viacom Pension Plan Master Trust......................................           50,000                1,763

------------------------

(1) Includes only full shares of Common Stock issuable upon conversion of the Notes based on an initial conversion price of $28.35 per share (initially equivalent to a conversion rate of 35.273 shares per $1,000 principal amount of Notes). A cash payment will be made in lieu of any fractional interest upon conversion.

(2) The holding of the Notes indicated above are as of September 24, 1999.

    The preceding table has been prepared based on information furnished to the Company by or on behalf of the Selling Holders. With respect to each Selling Holder identified in the Prospectus and each Prospectus Supplement, the principal amount set forth may have increased or decreased since the information was furnished, and there may be additional Selling Holders of which the Company is unaware.

    In view of the fact that Selling Holders may offer all or a portion of the Notes or shares of Common Stock held by them pursuant to this offering, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Notes or the number of shares of Common Stock that will be held by the Selling Holders after completion of this offering. In addition, the Selling Holders identified in the Prospectus and each Prospectus Supplement may have sold, transferred or otherwise disposed of all or a portion of their Notes in transactions exempt from registration under the Securities Act since the date on which they provided information regarding their Notes.